Media Contact:
Becky Farina
Napster
310-281-5005
becky.farina@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER HITS RECORD FOURTH QUARTER REVENUES OF $29.1
MILLION AND COMPLETES FISCAL 2007 LEADING THE INDUSTRY
IN ON-DEMAND MUSIC SUBSCRIBERS

LOS ANGELES, Calif. - May 16, 2007 - Napster (Nasdaq: NAPS) today reported financial results for its fourth quarter and fiscal year ended March 31, 2007.

Net revenue for the fourth quarter of fiscal 2007 grew to $29.1 million, up 9 percent from $26.8 million in the prior year quarter and up from $28.4 million in the third quarter of fiscal 2007. Net loss for the fourth quarter of fiscal 2007 was $8.5 million, or $0.20 per basic and diluted share, compared to net loss of $9.5 million, or $0.22 per basic and diluted share, in the third quarter of fiscal 2007. Net loss narrowed $1.3 million in the fourth quarter of fiscal 2007 compared to the same quarter of fiscal 2006 excluding the after-tax impact of a $5.4 million gain from the sale of the consumer software division as recognized in the fourth quarter of fiscal 2006.

Net revenue for the fiscal year ended March 31, 2007 was $111.1 million, up 17% from $94.7 million in fiscal 2006. Net loss for fiscal 2007 was $36.8 million, or $0.85 per basic and diluted share, compared to net loss of $54.9 million, or $1.28 per basic and diluted share, in fiscal 2006.

Napster 4Q07 Earnings Release, 5/16/07	Page 2

“Napster concludes fiscal 2007 as the most popular on-demand music subscription service with healthy annual revenue growth and a significant decline in cash burn,” said Chris Gorog, chairman and CEO. “Looking ahead to fiscal 2008, the company will remain deeply focused on bottom-line improvement and will continue to capitalize on our strong market share position as we enter the new era of music-enabled cell phones. We expect this trend to be a substantial contributor to Napster’s future growth based on our partnerships with the leading wireless carriers and handset manufacturers worldwide.”

At the end of March 31, 2007, Napster’s total worldwide paid subscriber base was 830,000, including university subscribers, Napster Mobile subscribers, Napster Japan subscribers and the AOL Music Now subscribers who transitioned in March 2007. The number of paid subscribers grew 47 percent from the third quarter of 2007 and 37 percent year over year.

Napster ended fiscal 2007 with a total of $66.5 million of cash, cash equivalents and short-term investments.

Business Outlook

“We believe that Napster is very well positioned strategically in the market, and with the successful integration of the former AOL music subscribers into Napster we expect revenue will increase to approximately $31 million in the June quarter. Our fourth quarter cash burn from operations decreased to approximately $3.3 million, excluding our one-time payment to AOL, and we expect that quarterly cash burn will further decline in fiscal 2008, reflecting our focus on lowering expenses while maintaining our revenue growth trajectory,” said Nand Gangwani, Napster’s chief financial officer.

Napster 4Q07 Earnings Release, 5/16/07	Page 3

Corporate Highlights

Napster recently:

▪
Announced a joint marketing agreement with Motorola, where Napster will be Motorola’s exclusive in-box digital music service partner, to develop programs designed to make it easy for mobile consumers to join the Napster community and load tracks from Napster's over three million-song catalog to ROKR Z6 and other future Motorola music-enabled and optimized handsets. The companies will also explore the creation of unique and exciting new bundled music experiences at retail for mobile music enthusiasts.

▪
Announced that it will soon launch the first deployment of its unlimited over-the-air (OTA) music subscription service through Napster Japan, a joint venture between the company and Tower Records Japan, with NTT DoCoMo, Japan's largest wireless carrier.

▪	Joined with Circuit City Stores to offer a new digital music service, Circuit City + Napster, for consumers to explore and enjoy music.

▪
Partnered with AT&T Inc. to give customers free unlimited access for one year to more than 3 million song tracks through Napster To Go(R), allowing consumers to customize playlists on their PC and seamlessly transfer music to compatible wireless phones and music devices. AT&T is supporting the promotional offers with an extensive, integrated marketing campaign including national TV, radio, print and online advertising, and in-store merchandising at AT&T wireless retail locations.

▪	Migrated AOL’s Music Now paid subscriber base into Napster’s award-winning digital music subscription service. Napster is now the exclusive music subscription provider integrated into AOL Music.

Napster 4Q07 Earnings Release, 5/16/07	Page 4

Conference Call Information

The Napster fourth-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Wednesday, May 16, 2007. To participate on the live call, analysts and investors should dial 800-218-8862 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster

Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The company's offerings include "Napster" (http://www.napster.com) -- the most popular on demand music subscription service in the world; "Freenapster" (http://www.freenapster.com) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Napster is headquartered in Los Angeles, with offices in Frankfurt, Luxembourg, New York, San Diego, San Jose and Tokyo.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the development and offering of a complete mobile service, the growth in membership in the Napster subscription service, the Company’s future revenues, operating expenses and market share, the long-term positive impact of Napster.com on Napster’s financial model, increases in visitation to the Napster Web site and the reduction in subscriber acquisition costs are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 8, 2007, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2007 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Napster 4Q07 Earnings Release, 5/16/07	Page 5

NAPSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of March 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$30,069	$46,812
Short-term investments	36,414	57,357
Accounts receivable, net of allowance for doubtful accounts of $10 at March 31, 2007 and $7 at March 31, 2006	1,418	1,042
Prepaid expenses and other current assets	6,547	6,182
Total current assets	74,448	111,393
Property and equipment, net	4,736	7,012
Goodwill	34,658	34,658
Identifiable intangible assets, net	7,729	—
Investment in unconsolidated entity	—	2,203
Other assets	158	275
Total assets	$121,729	$155,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,231	$3,279
Income taxes payable	3,393	4,139
Accrued liabilities	20,181	16,745
Deferred revenues	7,601	12,824
Total current liabilities	33,406	36,987
Long-term liabilities
Deferred income taxes	3,548	2,622
Other long-term liabilities	69	159
Total liabilities	37,023	39,768

Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 44,770 shares at March 31, 2007 and 43,826 shares at March 31, 2006	45	44
Additional paid-in capital	262,730	260,198
Deferred stock-based compensation	—	(2,934)
Accumulated deficit	(178,194)	(141,368)
Accumulated other comprehensive income (loss)	125	(167)
Total stockholders' equity	84,706	115,773

Total liabilities and stockholders' equity	$121,729	$155,541

Napster 4Q07 Earnings Release, 5/16/07	Page 6

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenues:
Service	$28,944	$26,231	$110,380	$90,784
Product and license	189	548	701	3,907
Total revenues	29,133	26,779	111,081	94,691

Cost of revenues:
Service	20,357	18,588	76,203	64,468
Product and license	812	701	2,443	4,740
Total cost of revenues	21,169	19,289	78,646	69,208

Gross margin	7,964	7,490	32,435	25,483
Service gross margin %	30%	29%	31%	29%
Product and license gross margin %	(330)%	(28)%	(249)%	(21)%
Gross margin %	27%	28%	29%	27%

Operating expenses:
Research and development	2,923	2,923	11,045	13,137
Sales and marketing	6,043	9,629	34,213	51,741
General and administrative	6,659	4,888	24,311	20,881
Amortization of intangible assets	271	-	271	1,265
Total operating expenses	15,896	17,440	69,840	87,024

Loss from operations	(7,932)	(9,950)	(37,405)	(61,541)

Other income, net	680	863	4,018	2,811

Loss before income tax provision	(7,252)	(9,087)	(33,387)	(58,730)
Income tax benefit (provision)	(291)	1,999	(1,257)	1,160
Loss from unconsolidated entity	-	(226)	(1,991)	(289)

Loss from continuing operations, after income taxes	(7,543)	(7,314)	(36,635)	(57,859)
Income (loss) from discontinued operations, net of tax effect	(953)	2,914	(191)	2,914

Net loss	$(8,496)	$(4,400)	$(36,826)	$(54,945)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.17)	$(0.17)	$(0.85)	$(1.35)
Income (loss) per share from discontinued operations	$(0.03)	$0.07	$-	$0.07
Basic and diluted net loss per share	$(0.20)	$(0.10)	$(0.85)	$(1.28)

Weighted average shares used in computing net loss per share
Basic and diluted	43,239	43,026	43,187	42,989